EXHIBIT 99.1

NYSE: WPZ

Date: Aug. 18, 2005
Williams Partners L.P. Announces Initial Public Offering
     TULSA, Okla. — Williams Partners L.P. (NYSE:WPZ) today announced the pricing of the initial public offering of 5 million common units at $21.50 per unit.
     Williams Partners L.P. will be principally engaged in the business of gathering, transporting and processing natural gas and the fractionating and storage of natural gas liquids (NGL).
     The partnership anticipates that the common units will begin trading today on the New York Stock Exchange under the symbol “WPZ.”
     The initial public offering is being led by Lehman Brothers Inc. and co-managed by Citigroup Global Markets Inc., RBC Capital Markets Corp. and Wachovia Capital Markets, LLC.
     The Williams Companies, Inc. (NYSE:WMB) and certain of its affiliates will own a 65 percent interest in Williams Partners L.P., including common units, subordinated units and its general partner interest. The initial public offering of 5 million common units represents a 35 percent interest in Williams Partners L.P.
     Certain affiliates of The Williams Companies, Inc., have granted the underwriters a 30-day option to purchase up to an additional 750,000 common units at the same price to cover over-allotments, if any.
     Williams Partners L.P.’s application to list its shares on the New York Stock Exchange includes additional information upon which the NYSE relied to list Williams Partners L.P. This information is available to the public upon request to the NYSE.
     This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities. Any offer will be made only by means of the prospectus. A copy of the final prospectus relating to the offering may be obtained when available from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, N.Y. 11717, at (631) 254-7106 or from any of the other underwriters.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932
Karl Meyer
Williams (investor relations)
(918) 573-4395
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This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from t hose implied or expressed by the forward-looking statements.